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Exhibit 17


Alexander Holtermann
18 Queen's Road Central
Hong Kong



Mayfair Mining & Minerals Inc.
attn. Mr. Clive de Larrabeiti
South Lodge, Paxhill Park
Lindfield, West Sussex
RH 16 2QY
England


November 13th, 2009


        RESIGNATION

Dear Clive,

Effective today, I hereby resign as Officer and Director from Mayfair Mining & Minerals Inc.

Regards,

 /s/ Alexander Holtermann
Alexander Holtermann